Exhibit 99.1
PRESS RELEASE
September 14, 2010

New Directors Join Shore Bank Board

ONLEY, VA:  Shore Bank, a subsidiary of Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), is pleased to announce that C. A. (Bert) Turner, III and Brent C. Miller, CCIM, CPM have joined the Shore Bank Board of Directors.

Mr. Turner is the managing partner of the Turner & Turner law firm in Eastville, Virginia and a member of Seaside Title Services, LC.  He has been a practicing attorney on the Eastern Shore of Virginia since 1988, and has served as Chairman of the Board of Trustees for Shore Health Services, as a Director for the Eastern Shore Habitat for Humanity and the Northampton Education Foundation.

Mr. Miller is Managing Director and Broker for Sperry Van Ness-Miller Commercial Real Estate with offices in Salisbury, Maryland and Rehoboth-Lewes and Seaford-Laurel, Delaware.  Miller specializes in the sale, lease and management of retail, office and industrial property on the Delmarva Peninsula.  He is a member of the Greater Salisbury Committee, Wicomico County Rotary Club and the Salisbury-Ocean City Regional Airport Commission.  Miller has been a member of Shore Bank’s Salisbury Board of Directors since 2005.

Henry Custis, Jr., Chairman, Shore Bank Board of Directors said, “We are very pleased to have these two highly respected businessmen join the Shore Bank Board of Directors.  Their business expertise and knowledge of the Eastern Shore will be a great asset to the bank as it continues to serve the financial needs of our region.”

 Shore Bank serves the Eastern Shore of Virginia and Maryland through eight banking offices from Salisbury to Cape Charles.  Through various affiliates, the Bank also offers mortgage banking services, insurance and investment products.  Shares of the holding company’s common stock are traded on the NASDAQ Global Select market under the symbol HMPR.  Additional information can be found at www.ShoreBank.com.

CONTACT:
Shore Bank
Lynn M. Badger
(757) 787-1335
lbadger@shorebank.com